Exhibit 11.2

DAQO ENERGY CORP.

Insider Trading Policy

Dated as of March 14, 2025

U.S. federal, state and foreign securities laws prohibit trading in the equity or debt securities of a company while in possession of material non-public information about the company. In order to take an active role in promoting compliance with such laws, and preventing insider trading violations by its officers, directors, employees and certain others, Daqo New Energy Corp. (the “Company”) has adopted the policies and procedures described in this memorandum (the “Policy”).

I.	Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including American Depositary Shares ("ADSs”), ordinary shares, options for ordinary shares, restricted shares, restricted share units, debt securities and any other securities the Company may issue from time to time, such as preferred shares, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, including securities exchangeable into the Company’s securities, whether or not issued by the Company, such as exchange-traded options (collectively, “Company Securities”). Its prohibitions apply to actions taken by all officers, directors, employees, temporary employees, independent consultants and contractors of the Company and its subsidiaries (together, the “Company Persons” and each a “Company Person”).

Portions of this Policy impose additional obligations on certain Company Persons that have, or are likely to have, regular or special access to material non-public information in the normal course of their duties (“Insiders”). The Company has determined that the persons identified on Attachment A are Insiders for the purposes of this Policy. The Internal Control Manager, in consultation with the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), as necessary, shall maintain the list of Insiders, including by removing or adding persons to the list as necessary.

The restrictions and prohibitions in this Policy on actions by Company Persons also apply to actions by the spouses, minor children and adult members of the households of Company Persons, and any entities that Company Persons directly or indirectly influence or control (collectively, “related persons”). All Company Persons are responsible for ensuring that such related persons do not engage in the activities restricted or prohibited under this Policy.

Securities laws, including prohibitions on insider trading, apply when the Company transacts in its own securities. The Company’s policy is to comply with applicable law, including the prohibition under Rule 10b-5 and applicable case law against trading while in possession of material non-public information. In furtherance of this policy, the Company (i) requires that all Company transactions in Company Securities be authorized by the board of directors, and (ii) has established and shall maintain procedures reasonably designed to confirm the Company is not in possession of material non-public information at the time of any such transaction and at the time the Company enters into or modifies a Rule 10b5-1 plan.

This Policy (and/or a summary thereof) shall be delivered to all new Company Persons upon the commencement of their relationships with the Company or its subsidiaries and is to be circulated to all Company Persons at least annually.

II.Statement of Policy

General Prohibition Against Insider Trading

No Trading or Tipping on Material Non-Public Information

No Company Person may, while in possession of material non-public information about the Company:

●	buy, sell or otherwise engage in any transactions, directly or indirectly, in any Company Securities, except as described in this Policy;
●	make recommendations or express opinions about trading in Company Securities on the basis of such information;
●	disclose such information to any third party, including family or household members; or
●	assist anyone in the above activities.

The above restrictions also apply to transacting in the securities of another company while in possession of material non-public information relating to such other company, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or any subsidiary of the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. The securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

“Material Non-Public Information”

Material Information. It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.

In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s share price, whether positive or negative, and whether the change is large or small, may be considered material.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

●	Financial results;
●	Projections of future revenues, earnings or losses;
●	Timing of a new product or service or technology introductions;
●	News of a pending or proposed merger;
●	News of the disposition or acquisition of significant assets or a subsidiary;

●	Material impairments, write-offs or restructurings;
●	Creation of a material direct or contingent financial obligation;
●	Impending bankruptcy or financial liquidity problems;
●	Significant cybersecurity incidents;
●	The gain or loss of a substantial customer or supplier;
●	Changes in dividend policy;
●	New product announcements of a significant nature;
●	Significant product or service defects or modifications;
●	Significant pricing changes;
●	ADS/share ratio change;
●	share split or reverse share split;
●	New equity or debt offerings;
●	Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, or significant developments related thereto;
●	Changes in senior management or directors;
●	Entry into material agreements not in the ordinary course of business (or amendment or termination thereof); and
●	Termination or reduction of business relationship with a customer that provides material revenue to the Company.

The Internal Control Manager, in consultation as appropriate with the CEO, the CFO or other members of senior management of the Company, has the authority to determine whether any information constitutes material non-public information.

Non-Public Information. Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release or a filing with the Securities and Exchange Commission (the “SEC”)) and the investing public has had time to absorb the information fully. Information will be considered to be fully absorbed forty-eight (48) hours after public disclosure of the information by the Company, which forty-eight (48) hours shall include in all events at least one full trading day on the New York Stock Exchange (the “NYSE”) following such public disclosure. The term “trading day” is defined as a day on which the NYSE is open for trading. Except for public holidays in the U.S., the NYSE’s regular trading hours are from 9:30 a.m. to 4:00 p.m., U.S. Eastern Time, Monday through Friday.

Special Restrictions and Prohibitions

The following transactions present heightened legal risk and/or the appearance of improper or inappropriate conduct on the part of Company Persons, and are restricted or prohibited as follows. The restrictions and prohibitions apply even if the relevant Company Person is not in possession of material non-public information.

Short Sales

Short sales of a security (i.e., the sale of a security that the seller does not own) by their nature reflect an expectation that the value of the security will decline. Short sales can create perverse incentives for the seller, and signal to the market a lack of confidence in the Company’s prospects. Accordingly, no Company Person may engage in a short sale of Company Securities.

Publicly Traded Options

A put is an option to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities, and therefore creates the appearance of trading on the basis of material non-public information. Transactions in options may also focus a Company Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly no Company Person may engage in a put, call or other derivative security transaction relating to Company Securities on an exchange or in any other organized market.

Hedging Transactions

Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a shareholder to lock in much of the value of his or her shareholding, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause a Company Person to no longer have the same objectives as the Company’s other stockholders, no Company Person may engage in such transactions.

Margin Accounts and Pledges

Securities held in margin accounts for collateral as a margined loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale that occurs at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities would fall under the restrictions in this Policy on trading during such times. Therefore, Company Persons are generally prohibited from margining Company Securities or pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company Securities as collateral for a loan must pre-clear the proposed transaction with the Internal Control Office by submitting a request at least two weeks prior to the proposed execution of documents evidencing the proposed pledge, and must provide evidence demonstrating the financial capacity to repay the loan without resort to the pledged securities.

Blackout Periods

The Company has established quarterly blackout periods, and may impose additional, special blackout periods, each as described below.

Quarterly Blackout Periods. Quarterly blackout periods start from the end of a fiscal quarter and end at the close of business on the second trading day following the date of the Company’s release to the public of its earnings for the fiscal quarter or fiscal year. Company Persons may not conduct any transactions in Company Securities during quarterly blackout periods.

Special Blackout Periods. From time to time the Internal Control Manager may impose special blackout periods, during which Insiders and other affected persons will be prohibited from engaging in transactions in Company Securities. In the event of a special blackout period, the Internal Control Office will notify Insiders and other affected persons, who will be prohibited from engaging in any transaction involving the Company’s securities until further written notice. The imposition of a special blackout period is itself confidential information, and the fact that it has been imposed may not be disclosed to others.

Modification of a Blackout Period. The Internal Control Manager may shorten, suspend, terminate or extend any blackout period at such time and for such duration as he or she deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.

Certain Exceptions

The following routine transactions, within the limits described, are generally not subject to the restrictions on trading in this Policy. The Company reserves, though, the right to prohibit any such transaction as it, in its sole discretion, deems necessary.

Share Option Exercises

This Policy does not apply to the exercise of any employee share options, whereby a Company Person pays out-of-pocket to exercise and hold the shares, or to the “net exercise” of a tax withholding right pursuant to which a Company Person elects to have the Company withhold shares subject to an option to satisfy tax-withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Shares and Restricted Share Unit Awards

This Policy does not apply to the vesting and settlement of restricted shares and restricted share units, or the withholding or sale of shares back to the Company to satisfy tax withholding obligations upon the vesting of any restricted shares or restricted share units. The Policy does apply, however, to any market sale of shares after vesting.

Additional Procedures and Guidelines

Transactions under Rule 10b5-1 Plans

Implementation of a trading plan under Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), allows a person to place a standing order with a broker to purchase or sell Company Securities, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes. Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be in possession of material non-public information at the time of the trade. Any other trading plans that are not implemented under Rule 10b5-1, that do not have the protections of Rule 10b5-1, are referred to as non-Rule 10b5-1 plans.

A Rule 10b5-1 plan may only be established when a person is not in possession of material non-public information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the Rule 10b5-1 plan to the Internal Control Office for prior, written approval. Subsequent termination or modifications to any Rule 10b5-1 plan must also be pre-approved by the Internal Control Office.

Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:

●	The Rule 10b5-1 plan must be in writing and entered into only when a blackout period is not in effect and when the Company Person is not in possession of material non-public information;
●	The Rule 10b5-1 plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, and the Company Person must at all times act in good faith with respect to the Rule 10b5-1 plan;
●	Any person adopting the Rule 10b5-1 plan who serves as a director or Section 16 officer (an officer who is subject to the reporting and liability provisions of Section 16 of the Exchange Act, including the Company’s executive officers and its principal accounting officer or controller) of the Company must certify in writing, in the terms of the Rule 10b5-1 plan agreement, that, at the time of the adoption of a 10b5-1 plan (whether a new plan or due to a Termination Modification, as defined below): (1) they are not aware of material nonpublic information about the Company or the Company’s securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
●	Any modification to the amount, price or timing of the purchase or sale of securities under the Rule 10b5-1 plan, as well as any change to an algorithm or computer program affecting such factors shall be deemed to be a termination of the current Rule 10b5-1 plan and the adoption of a new Rule 10b5-1 plan for purposes of restarting the Cooling-Off Period (as defined below) (any such modification, a “Termination Modification”);
●	The first trade made following adoption or Termination Modification of a Rule 10b5-1 plan of a Section 16 officer or director of the Company may take place no sooner than the later of (i) 90 calendar days from adoption or modification and (ii) the second business day after the Company announces its financial results in a Form 20-F or Form 6-K for the quarter in which the Rule 10b5-1 plan is adopted or amended by a Termination

Modification (but in any event, not to exceed 120 days following the Rule 10b5-1 plan’s adoption or any Termination Modification of such Rule 10b5-1 plan) (the “Cooling-Off Period”). For Company Persons other than Section 16 officers and directors of the Company, the Cooling-Off Period must be at least 30 calendar days from adoption or modification;

●	Except as permitted by the Internal Control Manager, a Company Person may not have more than one Rule 10b5-1 plan in effect at any given time, and no transactions may be effected outside the Rule 10b5-1 plan;
●	If a Rule 10b5-1 plan is meant to effect a single transaction, a Company Person may not have had another single-trade plan (10b5-1 or otherwise) during the prior 12-month period;
●	The Rule 10b5-1 plan must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;
●	The Rule 10b5-1 plan should, in the absence of special circumstances, be for a period of not less than one year;
●	The Rule 10b5-1 plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the Rule 10b5-1 plan may occur and at what price;
●	There may generally not be a termination or Termination Modification of a Rule 10b5-1 plan once it is executed to avoid calling into question the original “bona fides” of the Rule 10b5-1 plan; any Termination Modification must be made only during a non-blackout period when the person is not in possession of material non-public information and transactions under the amended Rule 10b5-1 plan may not commence until the Cooling-Off Period, beginning at the execution of the Termination Modification, has elapsed;
●	Rule 10b5-1 plans do not obviate the need to file Form 144 and the fact that a reported transaction was made or is to be made pursuant to a Rule 10b5-1 plan should be noted on the applicable Form; and
●	A copy of the executed version of any pre-cleared trading plan, both Rule 10b5-1 plans and non-Rule 10b5-1 plans, or any pre-cleared amendment to or modification or termination of a trading plan must be provided to the Internal Control Office for retention in accordance with the Company’s Record Retention Policy.

Pre-Clearance

Insiders must obtain written pre-clearance from the Internal Control Office before transacting in Company Securities, including for transactions occurring outside a blackout period, any entry into or termination of a Rule 10b5-1 plan or any other non-Rule 10b5-1 plan, any exercise of director or employee stock options and any gifts of Company Securities. A form for such purposes is provided as Attachment B. A request for pre-clearance should be submitted at least two days in advance of the proposed transaction. The Internal Control Office is under no obligation to approve any trade. Pre-clearance of any transaction is valid only for a 48-hour period. If the transaction order is not placed within that period, pre-clearance must be requested and approved in writing again. Requesting persons must treat denials of pre-clearance requests as confidential.

Confidentiality of All Non-Public Information

Company Persons must maintain the confidentiality of the Company’s non-public information. In the event a Company Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about the Company), from any person or entity outside the Company, such as a stock analyst, and it is not part of such Company Person’s regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to the Internal Control Office.

Individual Responsibility

All Company Persons have the individual responsibility to comply with this Policy. A Company Person may, from time to time, have to forgo a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material non-public information. While the Internal Control Office can and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that related persons (as described above) do the same, rests with each Company Person.

Post-Termination Transactions

This Policy applies even after termination of employment or service with the Company. If a Company Person is in possession of material non-public information when his or her employment or service terminates, that person may not trade in Company Securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.

III.	Potential Criminal and Civil Liability and/or Disciplinary Action

Criminal and Civil Liability

Pursuant to U.S. federal, state and foreign securities laws, persons engaging in transactions in a company’s securities at a time when they have material non-public information regarding the company, or that disclose material non-public information or make recommendations or express opinions on the basis of material non-public information to a person who engages in transactions in that company’s securities (“tipping”), may be subject to significant monetary fines and imprisonment. The Company and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading.

The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.

Possible Disciplinary Action

Company Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

IV.Monitoring Compliance

The Internal Control Office will monitor compliance with this Policy and the Internal Control Manager will periodically review this Policy with the Audit Committee of the Board of Directors. In addition to the other duties of the Internal Control Office under this Policy, the Internal Control Office will be responsible for the following:

●	Pre-clearing all transactions involving Company Securities by Insiders in order to determine compliance with this Policy, insider trading laws and Rule 144 promulgated under the Securities Act of 1933, as amended;
●	Sending quarterly and other reminders to Company Persons regarding the start and completion of the blackout periods;
●	Sending notifications to Insiders and other affected persons regarding special blackout periods;
●	Performance of periodic cross-checks of available materials, which may include Form 144, officers’ and directors’ questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by Insiders;
●	Periodically circulating this Policy (and/or a summary thereof) and coordinating training about this Policy to Company Persons;
●	Promptly circulating this Policy and coordinating training to all persons who become Company Persons; and
●	Assisting the Company in implementing this Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.

The Internal Control Manager has ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy.

VI.Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Internal Control Office. If there is any uncertainty as to the appropriateness of any such communications, please consult with the Internal Control Office before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful Transactions rests with the individual employee or other applicable individual.

VII.Acknowledgement

All Company Persons must confirm their understanding of, and intent to comply with, this Policy by completing the certification attached hereto as Annex 1, and returning the certification to the

Internal Control Office.

ATTACHMENT A

INSIDERS

Xiang Xu

Xiaoyu Xu

Guangfu Xu

DafengShi

Fei Ge

Lap Tat Arthur Wong

Rongling Chen

Shuming Zhao

Minsong Liang

Fumin Zhuo

Guoqing Chen

Ming Yang

Wengang Zhu

Yicheng Sun

Wei Shi

Haibing Ren

Yong Hu

Yuanxin Chen

Yingjie Zhao

Chengjie Yang

Liwen Duan

Heng Li

Wenyi Xia

A-1

ATTACHMENT B

Form of Trading Clearance Application

Name:
Title:
Proposed Transaction Date:
Type of Security to be Traded:
Type of Transaction (Hedge / Pledge/ Purchase / Sale / Entry into 10b5-1 Plan or other non-Rule 10b5-1 plan (if plan, please attach) / Gift):
Number of Shares Involved (if applicable):

Certification

I hereby certify that I am not in possession of any material non-public information about the Company and / or its subsidiaries. I understand that material non-public information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company Securities or a person’s decision to buy, sell or hold Company Securities. If entering into a Rule 10b5-1 Plan or other non-Rule 10b5-1 plan, I am adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. I understand that if I trade while in possession of material non-public information, I may be subject to severe civil or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Name:
Date:

Review and Decision

The undersigned has reviewed the foregoing application and approves / prohibits (circle one) the proposed trade(s).

Name:
Title:

Internal Control Office

Date:

B-1

ANNEX 1

Acknowledgement

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Insider Trading Policy.

Name Printed:

Date:

Annex 1